Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Rail Vision Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares, par value NIS 0.01 per share	457(h)	2,010,350	$4.46	(2)	$8,966,161	$0.0000927	$831.16
	Equity	Ordinary share, par value NIS 0.01 per share	457(c); 457(h)	299,606	$0.792	(3) (4)	$237,287.95	$0.0000927	$22.00
	Total Offering Amount			2,309,956			$9,203,448.95		$853.16
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$853.16

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional ordinary shares that become issuable under the Rail Vision Ltd. Amended Share Option Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on $4.46, the weighted average exercise price per ordinary share (rounded to the nearest cent) of the outstanding option awards under the Plan as of the date of this Registration Statement.

(3)	Represents Ordinary Shares reserved for issuance upon the exercise of options that may be granted under the Plan to which this Registration Statement relates.

(4)	The proposed maximum offering price per share is calculated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee on the basis of $0.792 per share, the average of the high and low price of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on June 27, 2022.